Exhibit 5.1


                                                  Direct Telephone: 561-368-1427
Ledyard H. DeWees, P.A.
270 N.W. 3rd Court
Boca Raton FL 33432-3720

November 1, 2004

Securities & Exchange Commission
450 Fifth Street N.W.
Washington D.C. 20549

Re:       Kyto Biopharma Inc.
          Form S-8 Registration Statement


Ladies & Gentlemen:

    We refer to the above-captioned registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") filed by Kyto Biopharma Inc., a Florida corporation, (the "Registrant"), registering 4,500,000 shares of common stock with the Securities & Exchange Commission.

    We have examined the originals, photocopies, certified copies, or other evidence of such records of the Registrant, certificates of officers of the Registrant and other documents as we have deemed relevant and necessary as a basis for our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

    Based on our examination mentioned above, we are of the opinion that the securities being registered to be sold, pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully-paid and non-assessable.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

Ledyard H. DeWees, P.A.

By:  /s/ Ledyard H. DeWees
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